Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-4 of GWG Holdings, Inc. and Subsidiaries of our report dated March 27, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of GWG Holdings, Inc. and Subsidiaries, which appear in the annual report on Form 10-K of GWG Holdings, Inc. for the year ended December 31, 2019.

We consent to the inclusion in the Registration Statement on Form S-4 of GWG Holdings, Inc. and Subsidiaries of our report dated March 27, 2020, relating to the consolidated financial statements of The Beneficient Company Group, L.P. and Subsidiaries, which appear in the annual report on Form 10-K of GWG Holdings, Inc. for the year ended December 31, 2019.

We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-4.

/s/ WHITLEY PENN LLP

Dallas, Texas

July 2, 2020